Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the use of our report, dated March 20, 2013, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference to the Form 10-K of Supertel Hospitality, Inc. dated March 20, 2013. We also consent to the use of our report, dated March 20, 2013, except as to the effects of the retroactive presentation of the one-for-eight reverse stock split described in Note 1, as to which the date is August 14, 2013 and except as to the effects of the reclassification of fifteen properties to discontinued operations and the reclassification of one property from discontinued operations to continuing operations also described in Note 1, as to which the date is January 31, 2014, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, incorporated herein by reference to the Form 8-K of Supertel Hospitality, Inc. dated January 31, 2014, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Omaha, Nebraska

February 10, 2014